Contact:

Heather Ashworth Victoria Hofstad

Octel Corp. Investor Relations Citigate Sard Verbinnen

011-44-161-498-8889 1-212-687-8080

Octel Corp. Reports 1st Quarter 2005 Earnings

NEWARK, DELAWARE, April 25, 2005 - Octel Corp. (NYSE: OTL) today announced its earnings for the first quarter ended March 31, 2005.

Summary

  First quarter 2005 net loss was $2.4 million, or $0.19 per diluted share, compared with net income of $7.2 million, or $0.56 per diluted share, for the first quarter 2004.

  TEL business goodwill impairment totalled an after tax charge of $14.8 million, or $1.15 per diluted share, for the quarter compared with $3.4 million, or $0.26 per diluted share for the same period in 2004.

  TEL operating income before goodwill impairment was in line with last year.

  Petroleum Specialties operating income was up 26.5% in the quarter.

  Performance Chemicals operating income was $2.2 million compared with a loss in the same period last year.

  Net cash provided by operating activities was $10.3 million for the first quarter 2005 compared with $17.2m for the first quarter 2004.

  Acquisition of Finetex was completed in early January 2005 and has fully contributed to results in the first quarter of 2005.

Paul Jennings, Executive Vice President and acting Chief Executive Officer, commented, "The results for the first quarter were very encouraging in a number of areas. TEL profits were in line with last year despite the volume reduction where there was mixed news."

"Both our specialty chemicals businesses improved significantly over the same period last year and our most recent acquisition, Finetex, is now contributing to results."

"We remain committed to our strategy of balancing share buy backs, dividend growth and acquisitions, while at the same time delivering solid business performance."

Global Earnings and Cash Flow

First quarter net loss was $2.4 million or $0.19 per diluted share, compared with a net income of $7.2 million or $0.56 per diluted share in the first quarter of 2004. The reduction in income is due to the non-cash impact of increased charges for TEL business goodwill impairment described below. These were partly offset by profits on the contribution of acquisitions. TEL business goodwill impairment totalled an after tax charge of $14.8 million, or $1.15 per diluted share, for the quarter compared with $3.4 million, or $0.26 per diluted share for the same period in 2004.

Cash flow from operating activities was $10.3 million for the first quarter of 2005. Net debt increased by $8.7 million to $94.9 million at the end of the quarter following the acquisition of Finetex for $20.0 million.

The company had to curtail its stock repurchase program due to the special investigation relating to a transaction between the Chief Executive Officer and an Octel Corp. subsidiary in South Africa and did not repurchase any stock in the quarter.

Strategic Business Unit Performance (SBU)

As initiated in Q4 2004 the results of Specialty Chemicals are now separated into two reporting units -- Petroleum Specialties and Performance Chemicals to more accurately reflect the way these individual SBU's are now managed.

TEL (tetraethyl lead) sales for the quarter were $52.3 million, 2.6% below the same period last year. Volumes were 12% lower year over year for the quarter. Operating income for the quarter of $21.3 million before business goodwill impairment benefited from tight cost control, strong selling price management and some delay in the exit of TEL in one of our major markets. However, recent developments in another of our major markets have indicated that they may exit earlier than was previously expected. A senior team is visiting the country to better understand and discuss the position.

Petroleum Specialties reported higher profits for the quarter than in Q1 2004 principally due to a much improved performance in the Americas and European regions. Sales of $52.2 million were 22.2% higher than the same quarter last year helped by higher selling prices and currency translation rates. Operating income for the quarter was $4.3 million, 26.5% higher than the same quarter last year fueled by the growth in sales.

Performance Chemicals results were significantly better than Q1 2004. Sales of $32.1 million, more than three and a half times higher than the same quarter last year, were driven by the impact of the acquisitions of Leuna Polymer, Aroma & Fine Chemicals and Finetex. Operating income for the quarter was $2.2 million, $2.5 million above the same quarter last year. The Leuna Polymer, Aroma & Fine Chemicals and Finetex acquisitions mentioned earlier contributed sales and operating income of $23.4 million and $2.2 million, respectively, in Q1 2005.

Corporate costs were $4.0 million higher than last year for the first quarter. The majority of the increase year over year for the quarter is due to the lower level of pension credit and other pension related costs, the costs of the recent investigation mentioned earlier and an exceptional credit in Q1 2004 relating to bonuses.

TEL Business Goodwill Impairment

As previously highlighted, a non-cash goodwill impairment charge has become a regular feature of our results. This is a consequence of the declining nature of the TEL business. Predictably, as time passes and we generate cash from existing TEL sales, our estimate of the total future sales will be reduced and with it the future cash flows. Consequently, we expect we will need to impair progressively the goodwill intangible asset on a quarterly basis in our balance sheet until it reaches zero in line with FAS 142 -- Goodwill and Other Intangible Assets.

A goodwill impairment charge of $14.8 million was made in the first quarter of 2005 compared with $3.4 million in Q1 2004. The charge for this quarter was as previously highlighted and expected and is not strictly comparable with last year as Q1 2004 was the first quarter in which a charge had been taken.

Octel Corp., a Delaware corporation, is a global chemical company specializing in high performance fuel additives and special and effect chemicals. The company's strategy is to manage profitably and responsibly the decline in world demand for its major product -- tetraethyl lead (TEL) in gasoline -- through competitive differentiation and stringent product stewardship, to expand its Specialty Chemicals business organically through product innovation and focus on customer needs, and to seek synergistic growth opportunities through joint venture, alliances, collaborative arrangements and acquisitions.

Certain of the statements made herein constitute forward-looking statements. Generally, the words "believe", "expect", "intend", "estimate", "project", "will" and similar expressions identify forward-looking statements, which generally are not historical in nature. All statements which address operating performance, events or developments that we expect or anticipate will occur in the future -- including statements relating to volume growth, share of sales or earnings per share growth, and statements expressing general optimism about future operating results--are forward-looking statements. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our Company's historical experience and our present expectations or projections. As and when made, management believes that these forward-looking statements are reasonable. However, caution should be taken not to place undue reliance on such forward-looking statements since such statements speak only as of the date when made. Although we believe that our expectations are based on reasonable assumptions within the bounds of our knowledge of our business and operations, moreover, there can be no assurance that actual results will not differ materially from our expectations. Among the risk factors which could cause actual results to differ materially from expectations are the risks and uncertainties discussed in the annual report on Form 10-K and those described from time to time in the Company's other filings with the SEC. These include, without limitation, the timing of orders received from customers, the gain or loss of significant customers, competition from other manufacturers and changes in the demand for our products, including the rate of decline in demand for TEL, and business and legal risks inherent in non-US activities, including political and economic uncertainty, import and export limitations and market risks related to changes in interest rates and foreign exchange rates, successful completion of planned disposals, material fines or other penalties resulting from its voluntary disclosure to OFAC, and the existence and impact of any deficiencies or material weaknesses or remedial actions taken by the Company in respect of a potential violation of the Code of Ethics by the Chief Executive Officer which may have resulted in a potential violation of certain laws and regulations by the Chief Executive Officer and the Company, and compliance with Section 404 of the Sarbanes-Oxley Act of 2002. In addition, increases in the cost of product, changes in the market in general and significant changes in new product introduction could result in actual results varying from expectations. Should one or more of these risks materialize (or the consequences if such development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those expected. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Schedule 1

OCTEL CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
	Three Months Ended March 31

	2005	2004
	(millions of dollars, except per share data)

Net sales	$136.6	$105.5
Cost of goods sold	(85.4)	(61.4)
Gross profit	51.2	44.1

Selling, general and admin.	(26.8)	(20.7)
Research and development	(3.2)	(2.5)
Restructuring charge	(2.4)	(2.5)
Amortization of intangible assets	(3.2)	(2.4)
Impairment of TEL business goodwill	(14.8)	(3.4)
Other income (net)	3.3	2.1
Interest expense (net)	(1.7)	(1.2)
Total	(48.8)	(30.6)
Income before income taxes and minority interest	2.4	13.5
Minority interest	-	(1.0)
Income taxes	(4.8)	(4.2)
(Loss) / income from continuing operations	(2.4)	8.3
Discontinued operations, net of tax	-	(1.1)
Net (loss) / income	$(2.4)	$7.2

(Loss) / earnings per share Basic	$(0.19)	$0.59
Diluted	$(0.19)	$0.56

Weighted average shares Basic	12,385	12,176
outstanding in thousands Diluted	12,830	12,964

ANALYSIS OF BUSINESS UNIT RESULTS
	2005	2004
	(millions of dollars)

Net sales
TEL	$52.3	$53.7
Petroleum Specialties	52.2	42.7
Performance Chemicals	32.1	9.1
Total	136.6	105.5

Gross profit
TEL	27.6	27.3
Petroleum Specialties	16.5	14.5
Performance Chemicals	7.1	2.3
Total	51.2	44.1

Operating income
TEL	21.3	21.2
Petroleum Specialties	4.3	3.4
Performance Chemicals	2.2	(0.3)
Total SBU Operating income	27.8	24.3

Corporate costs	(9.8)	(5.8)
Restructuring charge	(2.4)	(2.5)
Impairment of TEL business goodwill	(14.8)	(3.4)
Other income (net)	3.3	2.1
Interest expense (net)	(1.7)	(1.2)
Income before income taxes and minority interest	$2.4	$13.5

Schedule 2

OCTEL CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
	March 31 2005	December 31 2004
Assets	(millions of dollars)
Current assets
Cash and cash equivalents	$45.6	$33.3
Accounts receivable, less allowance	83.1	84.4
of $3.2 (2004 - $4.0)
Inventories	91.6	76.9
Prepaid expenses	4.3	5.0
Total current assets	224.6	199.6

Restricted cash*	4.7	4.8
Net property, plant and equipment	75.7	71.8
Goodwill	321.5	332.2
Intangible assets	52.6	48.6
Prepaid pension cost	123.6	122.9
Deferred finance costs	1.2	1.4
Other assets	9.0	9.3
	$812.9	$790.6
Liabilities and Stockholders' Equity
Net short term borrowings	$32.6	$30.2
Current portion of plant closure provisions	10.1	10.0
Current portion of deferred income	2.0	2.0
Other current liabilities	131.8	127.2
Plant closure provisions	17.3	18.6
Deferred income taxes	46.9	44.4
Deferred income	4.2	4.4
Long-term debt*	112.6	94.1
Other liabilities	12.1	13.7
Minority interest	0.2	0.2
Total Stockholders' Equity	443.1	445.8
	$812.9	$790.6

*As part of the consideration for Aroma & Fine Chemicals the Company issued the vendors with GBP2.5m ($4.7m) of loan notes. Under the terms of the agreement the loan notes have been secured by an equal amount of restricted cash in escrow.

Schedule 3

OCTEL CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
	Three months ended March 31
	2005	2004
	(millions of dollars)
Cash Flows from Operating Activities

Net income	$(2.4)	$7.2
Adjustments to reconcile net income to cash provided by
operating activities:
Depreciation and amortization	6.9	4.9
Impairment of TEL business goodwill	14.8	3.4
Loss on disposal of business	-	0.4
Deferred income taxes	(0.1)	0.3
Changes in working capital	(5.3)	2.6
Income taxes and other current liabilities	(0.2)	(3.8)
Movement in plant closure provisions	(1.0)	(0.6)
Movements in pension prepayment	(0.7)	(1.8)
Movements in other non-current liabilities	(1.7)	4.6
Net cash provided by operating activities	10.3	17.2

Cash Flows from Investing Activities

Capital expenditures	(1.9)	(0.9)
Business combinations, net of cash acquired	(21.3)	1.4
Other	(0.1)	(0.1)
Net cash used in investing activities	(23.3)	0.4

Cash Flows from Financing Activities

Net increase in borrowings	21.0	2.5
Dividends paid	-	(0.7)
Issue of treasury stock	1.0	3.3
Minority interest	-	0.5
Refinancing costs	-	(2.1)
Net cash used in financing activities	22.0	3.5
Effect of exchange rate changes on cash	3.3	0.7
Net change in cash and cash equivalents	12.3	21.8

Cash and cash equivalents at beginning of period	33.3	46.1
Cash and cash equivalents at end of period	$45.6	$67.9